EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2009 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of i2 Technologies, Inc. on Form 10-K for the years ended December 31, 2008 and December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of i2 Technologies on Form S-8 (Nos. 333-03703, 333-27009, 333-28147, 333-53667, 333-85791, 333-36478, 333-40038, 333-43838, 333-67868, 333-85884, 333-109314, 333-115143, and 333-132473), on Form S-3 (Nos. 333-132663, 333-96341, 333-31342, 333-59106 and 333-49180), on Amendment No. 1 to Registration Statement Nos. 333-132663, 333-96341, 333-31342, and 333-59106, and on Amendments No. 2 and No. 3 to Registration Statement No. 333-59106.

Grant Thornton LLP

Dallas, Texas

March 11, 2009